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                                                                    EXHIBIT 99.1

                                                                    News Release

FOR FURTHER INFORMATION:
John Roberson                       Fred Nachman
Media Relations                     Marjan Communications Inc.
(248) 644-7110                      (312) 867-1771


FOR IMMEDIATE RELEASE



                        MALAN REALTY INVESTORS ANNOUNCES
                 LIQUIDATING CASH DIVIDEND DISTRIBUTION FOR 2003


BINGHAM FARMS, MICH., DECEMBER 18, 2003 - The board of directors of MALAN REALTY

INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust
(REIT), today announced it has declared a liquidating cash dividend for the year ending December 31, 2003. The distribution will be made in order to maintain the company's status as a REIT under federal tax laws.

         The dividend of 30 cents per share will be paid January 26, 2004 to shareholders of record on December 31, 2003. The dividend is based on the company's 2003 projected taxable income. The company said it expects to have a definitive taxable income figure during the first quarter of 2004. Malan currently has approximately 5.1 million common shares outstanding.

         Malan Realty Investors, Inc. owns and manages properties that are leased primarily to national and regional retail companies. In August 2002, the company's shareholders approved a plan of complete liquidation. The company owns a portfolio of


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27 properties located in eight states that contains an aggregate of approximately 2.2 million square feet of gross leasable area.

         Safe Harbor Statement: This news release may contain forward-looking statements. Although the company believes that the statements and projections are based on reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include uncertainties regarding the length of time required to sell the company's properties and execute the plan of liquidation, expenses incurred during the liquidation period, the company's ability to retire or refinance its indebtedness as it comes due, its success in selling assets, the changing market conditions affecting the sale prices of its properties, the disproportionate effect of changes in proceeds from property sales on liquidating distributions due to the company's capital structure, economic downturns, leasing activities, the outcome of the company's appeal of the court's decision affirming the Gramer litigation, bankruptcies and other financial difficulties of tenants, the cost of addressing environmental concerns, unforeseen contingent liabilities, other risks associated with the commercial real-estate business, and other concerns as detailed in the company's filings from time to time with the Securities and Exchange Commission.

         News releases for Malan Realty Investors are available on the company's Web site at www.malanreit.com or in the Company News section on the PR Newswire Web site at www.prnewswire.com.




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